Exhibit 4.2

COTERRA ENERGY INC.

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

5.60% Senior Notes due 2034

__________________________________________________

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 13, 2024

to the

INDENTURE

Dated as of October 7, 2021

__________________________________________________

TABLE OF CONTENTS

Page

Article I SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL; THE NOTES	2

Section 1.1	Scope of Supplemental Indenture; General	2
Section 1.2	Applicability of Sections of the Base Indenture	2
Section 1.3	Form, Dating and Terms	2
Section 1.4	Additional Notes	4

Article II CERTAIN DEFINITIONS	4

Section 2.1	Certain Definitions	4

Article III REDEMPTION	10

Section 3.1	Optional Redemption	10
Section 3.2	Sinking Fund; Mandatory Redemption	10
Section 3.3	Redemption Provisions	10

Article IV COVENANTS	11

Section 4.1	Limitation on Liens	11
Section 4.2	Reports	11

Article V DEFAULTS AND REMEDIES	12

Article VI SATISFACTION AND DISCHARGE; DEFEASANCE	16

Article VII AMENDMENT, SUPPLEMENT AND WAIVER	21

i

Section 7.8	Effect of Supplemental Indenture	24

Article VIII MISCELLANEOUS	24

Appendix A	Provisions Relating to Notes and Additional Notes

Exhibit A	Form of Note

ii

SECOND SUPPLEMENTAL INDENTURE dated as of March 13, 2024 (“Supplemental Indenture”) by and between COTERRA ENERGY INC., a Delaware corporation (as further defined in the Base Indenture referred to below, the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to U.S. Bank National Association), a national banking association, as trustee (as further defined in the Base Indenture, the “Trustee”), supplementing the Indenture dated as of October 7, 2021 by and between the Company and the Trustee (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of Notes (each as defined herein):

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of the Company’s Securities to be issued in one or more series as in the Indenture provided;

WHEREAS, Section 901 of the Base Indenture provides that the Company and the Trustee may, without the consent of any Securityholder, enter into a supplemental indenture to (i) in accordance with clause (8) thereof, provide for the issuance of and establish the form and terms and conditions of Securities of any series as permitted by the Base Indenture; and (ii) in accordance with clause (5) thereof, to add to, change, or eliminate any of the provisions of the Indenture in respect of one or more series of Securities, provided that any such addition, change, or elimination (x) will neither (A) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Security with respect to such provision or (y) will become effective only when there is no such Security Outstanding;

WHEREAS, the Company has duly authorized the issuance of its 5.60% Senior Notes due 2034 (the “Notes”), as a series of Securities under the Base Indenture; and in connection therewith, the Company has duly determined to make, execute and deliver this Supplemental Indenture to set forth the terms and provisions of the Notes as required by the Base Indenture and to add to, change and eliminate certain provisions of the Base Indenture in respect thereof;

WHEREAS, the Company desires and has requested the Trustee to join it in the execution and delivery of this Supplemental Indenture in order to establish the form and terms of, and to provide for the issuance by the Company of, the Notes, on the terms set forth herein;

WHEREAS, the Company now wishes to issue $500,000,000 aggregate principal amount of the Notes (together with any Additional Notes (as defined below) issued pursuant to Section 1.4 of this Supplemental Indenture, the “Notes”);

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been complied with;

WHEREAS, all things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in the Base Indenture provided, when the Notes have been so executed, authenticated and delivered, the valid and legally binding obligations of the Company; and

WHEREAS, all things necessary have been done to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture;

NOW, THEREFORE:

In consideration of the premises and the acceptance of the Notes by the Holders thereof, the Company covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders of Notes, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

Article I

SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL; THE NOTES

Section 1.1             Scope of Supplemental Indenture; General. This Supplemental Indenture supplements, and to the extent inconsistent therewith, replaces, the provisions of the Base Indenture, to which provisions reference is hereby made.

The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, and shall be deemed expressly included in this Supplemental Indenture solely for the benefit of, the Notes.

Section 1.2            Applicability of Sections of the Base Indenture. Except as expressly specified hereby, each of the provisions of the Base Indenture shall apply to the Notes.

Section 1.3             Form, Dating and Terms.

(a)            General. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. The aggregate principal amount of the Notes initially authorized for authentication and delivery pursuant to this Supplemental Indenture is limited to $500,000,000 (except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes pursuant to Section 7.6 of this Supplemental Indenture, Sections 2.1(b) and 2.1(c) of Appendix A of this Supplemental Indenture and Sections 304, 305, 306 and 1107 of the Base Indenture). Pursuant to this Supplemental Indenture, there is hereby created and designated a series of Securities under the Indenture entitled “5.60% Senior Notes due 2034.”

In addition, the Company may issue, from time to time subsequent to the Issue Date in accordance with the provisions of the Indenture, additional Notes of the same series (the “Additional Notes”).

The Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture. Holders of the Notes and the Additional Notes shall vote and consent together as a single class on all matters to which such Holders are entitled to vote or consent as a series of Securities, and none of the Holders of the Notes or the Additional Notes shall have the right to vote or consent as a separate class or series on any matter to which such Holders are entitled to vote or consent.

The Notes and Additional Notes shall be initially issued substantially in the form of Exhibit A, and initially issued as Global Notes, duly executed by the Company and authenticated by the Trustee as provided herein and in the Base Indenture. The aggregate principal amount of any Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Supplemental Indenture or the Base Indenture or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

The terms and provisions contained in the form of Note attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Company shall pay principal of, premium, if any, and interest on the Notes in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments on the Notes shall be payable at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York. Payments in respect of Notes represented by a Global Note registered in the name of or held by the Depositary or its nominee (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Depositary or pursuant to Applicable Procedures of the Depositary. The Company shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof as such address shall appear on the in the Security Registrar’s books; provided, however, that payments on the Notes represented by Definitive Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of the Notes represented by Definitive Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept).

Additional provisions relating to the Notes and any Additional Notes are set forth in Appendix A, which is hereby incorporated in and made a part of this Supplemental Indenture. Solely with respect to the Notes but not any other series of Securities which may be issued under the Base Indenture, the provisions of Section 205 of the Base Indenture are hereby deleted and replaced with the provisions of Appendix A.

(b)           Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Section 1.4            Additional Notes.

With respect to any Additional Notes, there shall be set forth or determined in an Officers’ Certificate delivered to the Trustee or established in one or more indentures supplemental to this Supplemental Indenture, prior to the issuance of such Additional Notes:

(1)           the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Supplemental Indenture; and

(2)           the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue and the first Interest Payment Date therefor.

Article II

CERTAIN DEFINITIONS

Section 2.1            Certain Definitions. Section 101 of the Base Indenture is hereby amended by adding the following definitions in their proper alphabetical order which, in the event of a conflict with the definition of terms in the Base Indenture, shall supersede and replace the corresponding definitions in the Base Indenture. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture. The rules of construction set forth in Section 101 of the Base Indenture shall be applied hereto as if set forth in full herein, except that unless the context indicates otherwise, references in this Supplemental Indenture to an Article or Section refer to an Article or Section of this Supplemental Indenture, as the case may be.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal, state or foreign law for the relief of debtors.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including, without limitation, any preferred stock and limited liability company or partnership interests (whether general or limited) of such Person, but excluding any debt securities convertible or exchangeable into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of the Company and its Subsidiaries (less applicable depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under GAAP) after deducting therefrom:

(1)           all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of Funded Debt); and

(2)            the value of all goodwill, trade names, trademarks, patents, and other like intangible assets, all as set forth on the Company’s consolidated balance sheet as of a date no earlier than the date of the Company’s latest available annual or quarterly consolidated financial statements prepared in accordance with GAAP.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Funded Debt” means, in respect of any Person, all Indebtedness Incurred by such Person, which matures, or is renewable by such Person to a date, more than one year after the date as of which Funded Debt is being determined.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)           to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)           entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Holder” means a Person in whose name a Note is registered on the Security Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination, any obligation of such Person, whether contingent or otherwise, for the repayment of borrowed money and any Guarantee thereof.

“Issue Date” means March 13, 2024, the date Notes are first issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction. For the avoidance of doubt, in no event shall (1) an operating lease be deemed to constitute a Lien and (2) a contract that would not be considered a capital lease pursuant to GAAP prior to the effectiveness of Accounting Standards Codification 842 be deemed to constitute a Lien.

“Par Call Date” means December 15, 2033.

“Permitted Liens” means, with respect to any Person:

(1)            any Lien in favor of the Trustee for the benefit of the Trustee or the Holders of Notes or otherwise securing the Notes, or Liens on funds held in trust for the benefit of third parties;

(2)            pledges or deposits or other security made or provided by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public, regulatory or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure performance, surety, appeal or similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent;

(3)            Liens imposed by law, including, without limitation, carriers’, warehousemen’s, suppliers’, mechanics’, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business;

(4)            Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate negotiations or proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)            Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)            Liens on property to secure (i) all or any portion of the cost of acquiring, constructing, altering, improving, or repairing any property or assets, real or personal, or improvements used in connection with such property, and (ii) Indebtedness incurred by the Company or any Subsidiary to provide funds for the activities set forth in clause (i) above; provided that the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired, constructed or improved and such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(7)            judgment Liens; provided that any such judgment Lien (i) has not and does not, together with other judgment Liens, give rise to an Event of Default and (ii) is adequately bonded (or any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor) and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(8)            Liens on property, assets or Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property or assets owned by the Company or any other Subsidiary;

(9)            Liens on property, assets or Capital Stock of a Person at the time the Company or a Subsidiary acquired the property, asset or Capital Stock, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property or asset owned by the Company or any Subsidiary;

(10)          Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or any other Subsidiary;

(11)          Liens under industrial revenue, municipal or similar bonds;

(12)          any Lien resulting from the deposit of moneys or evidence of Indebtedness in trust for the purpose of defeasing or discharging Indebtedness of the Company or any Subsidiary; and

(13)          Liens securing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify (or successive refinancings, refundings, replacements, amendments, extensions or modifications), as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (6), (8), (9) or (13) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced, refunded, replaced, amended, extended or modified.

“SEC” means the United States Securities and Exchange Commission.

“Stated Maturity” means, with respect to any security or Indebtedness, the date specified in such security or Indebtedness as the fixed date on which the payment of principal of such security or Indebtedness is due and payable, including, without limitation, pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

In addition to the terms defined above, the following terms are defined in this Supplemental Indenture where indicated below:

Term	Defined in Section
“Additional Notes”	1.3(a)
“Agent Members”	2.1(b) of Appendix A
“Applicable Procedures”	1.1(a) of Appendix A
“Clearstream”	1.1(a) of Appendix A
“covenant defeasance”	6.3(a)
“defeasance trust”	6.4(1)
“Definitive Note”	1.1(a) of Appendix A
“Euroclear”	1.1(a) of Appendix A
“Event of Default”	5.1(a)
“Global Note”	2.1(a) of Appendix A
“Global Notes Legend”	2.2(d) of Appendix A
“Indenture”	Preamble
“legal defeasance”	6.2(a)
“Notes”	Recitals
“Notes Custodian”	1.1(a) of Appendix A
“Supplemental Indenture”	Preamble

Article III

REDEMPTION

Section 3.1            Optional Redemption. Except as described in clauses (a) and (b) below, the Notes are not redeemable at the Company’s option prior to their final Stated Maturity.

(a)           Before the Par Call Date, the Notes may be redeemed at the Company’s option, at any time in whole or from time to time in part, in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) (A) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would have become due after the Redemption Date (assuming such Notes matured on the Par Call Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year comprising twelve 30-day months) at the Treasury Rate plus 25 basis points, less (B) interest accrued to the Redemption Date, plus, in each case, interest accrued on the Notes to, but not including, the Redemption Date. The Company may instruct the Trustee in writing to send the notice of redemption in the name of and at the Company’s expense provided the Trustee receives such written instruction at least five days (or such shorter time as the Trustee may agree) prior to the date such notice of redemption is to be sent. The Company shall provide the Trustee an Officer’s Certificate and Opinion of Counsel in connection with any redemption.

(b)           On or after the Par Call Date, the Notes may be redeemed at the Company’s option, at any time in whole or in part, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus interest accrued thereon to, but not including, the Redemption Date.

(c)            The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty to verify the Company’s calculation of the Treasury Rate or the redemption price.

Section 3.2            Sinking Fund; Mandatory Redemption. The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. Accordingly, Article XII of the Base Indenture shall not apply to the Notes.

Section 3.3             Redemption Provisions.

(a)            Notwithstanding anything herein to the contrary, notices may be mailed (or to the extent permitted or required by Applicable Procedures or regulations with respect to Global Notes, sent electronically) more than 60 days prior to a Redemption Date if the notice is issued in connection with a covenant defeasance or legal defeasance with respect to the Notes or a satisfaction and discharge of the Indenture with respect to the Notes. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent specified in the notice of redemption. A notice of redemption need not set forth the exact redemption price but only the manner of calculation thereof.

(b)            In the case of a partial redemption, selection of the Notes for redemption will be made (a) if such Notes are held in global form, in accordance with the procedures of DTC or (b) if such Notes are held in certificated form, on a pro rata basis. No Notes of a principal amount of  $2,000 or less will be redeemed in part. If any Notes is to be redeemed in part only, the notice of redemption that relates to the Notes will state the portion of the principal amount of the Notes to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Notes will be issued in the name of the holder of the Notes upon surrender for cancellation of the original Notes. For so long as the notes are held by DTC, Euroclear System, or Clearstream Banking, société anonyme (or another depositary), the redemption of the Notes shall be done in accordance with the Applicable Procedures.

Article IV

COVENANTS

Sections 704 and 1006 of the Base Indenture shall not apply to the Notes. The following covenants in this Article IV are for the benefit of Holders of the Notes.

Section 4.1             Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, Incur, or suffer or permit to exist, any Lien securing Funded Debt (other than Permitted Liens) upon any of its property or assets (including, without limitation, Capital Stock of Subsidiaries), or income or profits therefrom, whether owned on the Issue Date or acquired after that date, unless contemporaneously with the creation, Incurrence or assumption of such Lien effective provision is made to secure the Indebtedness due under the Indenture and the Notes equally and ratably with (or senior in priority to in the case of Liens with respect to Funded Debt that is expressly subordinated to the Notes) the Funded Debt secured by such Lien for so long as such Funded Debt is so secured.

Notwithstanding the preceding paragraph, the Company may, and may permit any Subsidiary of the Company to, directly or indirectly, create, Incur, or suffer or permit to exist, any Lien securing Funded Debt without securing the Notes; provided that the aggregate principal amount of such Funded Debt secured by such Lien, together with the aggregate outstanding principal amount of all other Funded Debt of the Company and of any Subsidiary of the Company secured by any Liens (other than Permitted Liens), does not at the time such Funded Debt is created, Incurred or assumed exceed the greater of (i) 15% of Consolidated Net Tangible Assets at such time and (ii) $3.0 billion.

Section 4.2             Reports.

(a)           The Company will furnish or file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to all Holders of the Notes and bona fide prospective purchasers of the Notes designated by the Holders of the Notes, promptly on their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act. For purposes of this covenant, the Company will be deemed to have furnished such reports and information to, or filed such reports and information with, the Trustee and the Holders of Notes and bona fide prospective purchasers as required by this covenant if it has filed such reports or information with the SEC via the EDGAR filing system or otherwise made such reports or information publicly available on a freely accessible page on the Company’s website.

(b)           The Company also shall comply with the other provisions of Trust Indenture Act § 314(a).

(c)           The Company will deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute a Default, unless such Default has been cured or waived before the end of such 30-day period, their status and what action the Company is taking or proposing to take in respect thereof.

(d)           Delivery of any reports, information and documents to the Trustee is for informational purposes only and receipt of such reports and documents shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee shall have no duty to monitor or confirm, on a continuing basis or otherwise, the Company’s or any other person’s compliance with any of the covenants under this Indenture, to determine whether the Company posts reports, information or documents on the SEC’s website, the Company’s website or otherwise, to collect any such information from the SEC’s website, the Company’s website or otherwise, to review or analyze reports delivered to it to ensure compliance with the provisions of this Indenture, to ascertain the correctness or otherwise of the information or statements contained therein or to participate in any conference calls.

Article V

DEFAULTS AND REMEDIES

Section 5.1            Events of Default. Solely with respect to the Notes, Section 501 of the Base Indenture is hereby amended and restated as follows (with all references in the Base Indenture to Section 501 being deemed to refer to this Section 5.1):

“(a)         Each of the following is an “Event of Default” with respect to the Notes:

(1)          default in any payment of interest on any Note when due, continued for 30 days;

(2)           default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)           failure by the Company to comply with its obligations under Article VIII of the Base Indenture;

(4)           failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes;

(5)           default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company (or the payment of which is guaranteed by the Company), other than Indebtedness owed to a Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default:

(A)          is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(B)           results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is an outstanding uncured payment default or the maturity of which has been and remains so accelerated, aggregates $150.0 million or more;

(6)           the Company, pursuant to or within the meaning of any Bankruptcy Law:

(A)          commences a voluntary case or voluntary proceeding;

(B)           consents to the entry of a judgment, decree or order for relief against it in an involuntary case or involuntary proceeding;

(C)           consents to the appointment of a Custodian of it or for any substantial part of its property;

(D)           makes a general assignment of substantially all of its property for the benefit of its creditors;

(E)           transmits its written or oral consent to or acquiescence in the institution of a bankruptcy proceeding or other collective proceeding for relief by or against its creditors generally;

(F)           takes any corporate action to authorize or effect any of the foregoing; or

(G)           takes any comparable action under any foreign laws relating to insolvency; or

(7)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief in an involuntary case against the Company, pursuant to or within the meaning of the Bankruptcy Law;

(B)           appoints a Custodian for all or substantially all of the property of the Company, pursuant to or within the meaning of the Bankruptcy Law;

(C)           orders the winding up or liquidation of the Company, pursuant to or within the meaning of the Bankruptcy Law;

and in case of (A), (B) or (C), the order or decree remains unstayed or not dismissed and in effect for 60 days following the entry, issuance or effective date thereof.

(b)           Notwithstanding Section 5.1(a), a default under Section 5.1(a)(4) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company in writing of the default and the Company does not cure such default within the time specified in Section 5.1(a)(4) after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

Section 5.2            Acceleration of Maturity; Rescission and Annulment. Solely with respect to the Notes, Section 502 of the Base Indenture is hereby amended and restated as follows (with all references in the Base Indenture to Section 502 being deemed to refer to this Section 5.2):

“If an Event of Default (other than an Event of Default described in Section 5.1(a)(6) or (7)) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Such notice must specify the Event of Default and state that such notice is a “Notice of Acceleration.” Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest will be due and payable immediately.

In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 5.1(a)(5) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to Section 5.1(a)(5) shall be remedied or cured by the Company or waived by the Holders of the relevant Indebtedness within 20 days after the written notice of declaration of acceleration of the Notes with respect thereto is received by the Company and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all, existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of such Notes, have been cured or waived.

If an Event of Default pursuant to Section 5.1(a)(6) or (7) occurs and is continuing, the principal, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

At any time after a declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Notes by notice to the Trustee and the Company (including, without limitation, waivers and consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) may waive all past Defaults or Events of Default with respect to the Notes and may rescind and annul such declaration of acceleration and its consequences; provided that (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, other than nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.”

Section 5.3            Limitation on Suits. Solely with respect to the Notes, Section 507 of the Base Indenture is hereby amended and restated as follows (with all references in the Base Indenture to Section 507 being deemed to refer to this Section 5.3):

“Subject to Section 601 of the Base Indenture, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)           such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)           Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)           such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)           the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)           the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that is inconsistent with such request within such 60 day period.”

Section 5.4            Control by Majority. Solely with respect to the Notes, Section 512 of the Base Indenture is hereby amended and restated as follows (with all references in the Base Indenture to Section 512 being deemed to refer to this Section 5.4):

“The Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. In the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law, the Indenture or the Notes, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such directions are unduly prejudicial to such Holders). Prior to taking any action under the Indenture, the Trustee will be entitled to security or indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.”

Section 5.5            Collection Suit by Trustee. Solely with respect to the Notes, Section 503 of the Base Indenture is hereby amended and restated as follows (with all references in the Base Indenture to Section 503 being deemed to refer to this Section 5.5):

“If an Event of Default specified in clauses (1) or (2) of Section 5.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 607 of the Base Indenture.”

Section 5.6            Compensation and Reimbursement. Section 607(2) of the Base Indenture is hereby amended to add the phrase “with counsel satisfactory to Trustee” in the following sentence:

“The Trustee may elect to have separate counsel defend the claim, but the Company shall be obligated to pay the reasonable fees and expenses of such separate counsel only if the Company fails to assume the Trustee’s defense with counsel satisfactory to Trustee or there is a conflict of interest between the Company, on the one hand, and the Trustee, on the other hand, with respect to the claim, as reasonably determined by the Trustee.”

Article VI

SATISFACTION AND DISCHARGE; DEFEASANCE

Sections 401, 402, 1301, 1302, 1303, 1304, 1305 and 1306 of the Base Indenture shall not apply to the Notes. Solely with respect to the Notes, any reference in the Base Indenture to Sections 401, 402, 1301, 1302, 1303, 1304, 1305 and 1306 of the Base Indenture shall instead be deemed to refer to Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.6, respectively, of this Supplemental Indenture; and the reference to Article IV or XIII in the Base Indenture shall be deemed to refer to Article VI of this Supplemental Indenture.

Section 6.1            Satisfaction and Discharge. This Supplemental Indenture and the Base Indenture (as it relates to the Notes) will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1)           all such Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(2)           (A)          all such Notes not theretofore delivered to the Trustee for cancellation:

(i)            have become due and payable by reason of the making of a notice of redemption or otherwise,

(ii)           will become due and payable within one year, or

(iii)          are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with such Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be, and, unless only cash in U.S. dollars has been so deposited, delivered to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion (or if nationally recognized independent accounting firms no longer routinely express such opinions, a certificate from the chief financial officer of the Company expressing his or her opinion) that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(B)           the Company has paid or caused to be paid all sums payable by the Company with respect to Notes under the Indenture;

(C)           the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be; and

(D)          the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Supplemental Indenture and the Base Indenture (as it relates to the Notes), the obligations of the Company to the Trustee under Section 607 of the Base Indenture, the obligations of the Trustee or the Company to any authenticating agent under the Indenture and, if money shall have been deposited with the Trustee pursuant to this Section 6.1(2) of this Supplemental Indenture, the rights and obligations referred to in Section 6.2(a)(1) and (2) below and the obligations of the Trustee under Section 606 of the Base Indenture, Section 6.5 and 6.6 of this Supplemental Indenture and Section 603 of the Base Indenture shall survive such satisfaction and discharge.

Section 6.2            Legal Defeasance.

(a)            Subject to Section 6.4 of this Supplemental Indenture, the Company may, at its option and at any time, elect to have all of its obligations under the Notes, this Supplemental Indenture and the Base Indenture (as it relates to the Notes) discharged with respect to the outstanding Notes issued under this Supplemental Indenture (“legal defeasance”). For this purpose, legal defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Sections 6.5 and 6.6 of this Supplemental Indenture and the other Sections of the Indenture referred to in (1) and (2) below, and to have satisfied all of its other obligations under such Notes, the Supplemental Indenture and the Indenture (as it relates to the Notes) (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1)           the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust referred in Section 6.4 of this Supplemental Indenture;

(2)           the Company’s obligations with respect to the Notes under Article III of the Base Indenture concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and Sections 305 and 1002 of the Base Indenture concerning the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)           the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)           the provisions of this Section 6.2.

(b)           If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes.

(c)           The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option as set forth in Section 6.3 of this Supplemental Indenture.

Section 6.3            Covenant Defeasance.

(a)            Subject to Section 6.4 of this Supplemental Indenture, the Company at any time may discharge its obligations under Sections 4.1 and 4.2 of this Supplemental Indenture and Section 1004 of the Base Indenture and the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere in the Indenture to any such covenant or by reason of any reference in any such covenant to any other provision in the Indenture or in any other document and such omission to comply with such covenants shall no longer constitute a Default or an Event of Default under Section 5.1(a)(4) of this Supplemental Indenture (“covenant defeasance”) with respect to the Notes.

(b)            If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of, and a Default or Event of Default shall no longer be deemed to exist as a result of or to arise out of, an Event of Default specified in Section 5.1(a)(4) (as such clause relates to Sections 4.1 and 4.2 of this Supplemental Indenture and Section 1004 of the Base Indenture) or Section 5.1(a)(5).

Section 6.4            Conditions to Legal Defeasance or Covenant Defeasance. The following shall be the conditions to the exercise of either legal defeasance or covenant defeasance with respect to the outstanding Notes:

(1)           the Company shall have irrevocably deposited in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be;

(2)           the Company shall have delivered to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion (or if nationally recognized independent accounting firms no longer routinely express such opinions, a certificate from the chief financial officer of the Company expressing his or her opinion) that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(3)           no Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit (other than Events of Default arising out of the incurrence of Liens on Funded Debt all or a portion of the proceeds of which are to be used to fund such deposit);

(4)           such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture (insofar as it relates to any series of Securities other than the Notes) or any other material agreement or instrument to which the Company is a party or by which the Company is bound (other than the Indenture);

(5)           in the case of legal defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) in the United States stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes shall not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and legal defeasance and shall be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance had not occurred;

(6)           in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) in the United States to the effect that the Holders of the Notes shall not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and shall be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

(7)           the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, together stating that all conditions precedent to the covenant defeasance or legal defeasance with respect to the Notes as set forth in this Section 6.4 have been complied with.

Upon satisfaction of the conditions set forth herein and upon Company Request, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

Notwithstanding the provisions of Sections 6.2, 6.3 and this Section 6.4 of this Supplemental Indenture, the Company’s obligations in Sections 305, 601, 603, 607, 610, 1002 and 1003 of the Base Indenture and Sections 6.5 and 6.6 of this Supplemental Indenture shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Section 607 of the Base Indenture and Sections 6.5 and 6.6 of this Supplemental Indenture shall survive.

Section 6.5            Deposited Money and U.S. Government Obligations to Be Held in Trust; Miscellaneous Provisions. Subject to the provisions of the last paragraph of Section 1003 of the Base Indenture, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee or other qualifying trustee (solely for purposes of this Section 6.5 and Section 6.6, the Trustee and any such other trustee are referred to collectively as the “Trustee”) pursuant to Section 6.1 or Section 6.4(1) in respect of any Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any such Paying Agent (including the Company acting as its own Paying Agent or any Subsidiary or Affiliate of the Company) as the Trustee may determine, to the Holders of such Notes, of all sums due and to become due thereon in respect of principal and any premium and interest, but money and U.S. Government Obligations so held in trust need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 6.1 or Section 6.4(1) or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of outstanding Notes.

Anything in this Article VI to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Request any money or U.S. Government Obligations held by it as provided in Section 6.1 or Section 6.4(1) with respect to any Notes which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect the satisfaction and discharge or legal defeasance or covenant defeasance, as the case may be, with respect to such Notes.

Section 6.6            Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VI by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VI until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VI; provided, however, that if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article VII

AMENDMENT, SUPPLEMENT AND WAIVER

Article IX of the Base Indenture shall not apply to the Notes.

Section 7.1            Without Consent of Holders. Notwithstanding Sections 7.2 and 7.3, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement this Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes to:

(1)           cure any ambiguity, omission, defect or inconsistency;

(2)           provide for the assumption by a successor entity of the obligations of the Company under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes in accordance with Article VIII of the Base Indenture;

(3)           provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)           add Guarantees with respect to the Notes;

(5)           secure the Notes;

(6)           add covenants of the Company or another obligor under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes, as the case may be, or Events of Default for the benefit of the Holders of the Notes or to make changes that would provide additional rights to the Holders of the Notes or to surrender any right or power conferred upon the Company or another such obligor;

(7)           make any change that does not adversely affect the legal or contractual rights of any Holder under this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes;

(8)           evidence and provide for the acceptance of an appointment under this Supplemental Indenture or the Base Indenture (as it relates to the Notes) of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(9)           provide for the issuance of Additional Notes permitted to be issued under this Supplemental Indenture and the Base Indenture (as it relates to the Notes);

(10)         comply with the rules of any applicable securities depositary; or

(11)         conform the text of this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes to any provision of the section of the Company’s Prospectus Supplement dated February 28, 2024, entitled “Description of Notes” to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture (as it relates to the Notes) or the Notes.

Section 7.2            With Consent of Holders. Except as set forth in Sections 7.1 and 7.3, the Company and the Trustee may change, modify, amend or supplement this Supplemental Indenture, the Base Indenture (as it relates to the Notes and any other Securities issued thereunder) and the Notes and any past default or compliance with any provisions may be waived with the consent (including, for the avoidance of doubt, consents obtained in connection with a purchase of, or tender offer or exchange for, such Securities) of (i) the Holders of not less than a majority in principal amount of all outstanding Securities issued under the Indenture voting as a single class or (ii) if fewer than all of the series of outstanding debt securities issued under the Indenture are affected by such change, modification, amendment, supplement or waiver, the Holders of not less than a majority in principal amount of the outstanding Securities of all series so affected by such change, modification, amendment, supplement or waiver voting as a single class.

The consent of the Holders of Notes is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture for which the consent of the Holders of Notes is required becomes effective, the Company is required to mail (or to the extent permitted or required by Applicable Procedures or regulations with respect to Global Notes, send electronically) to the Holders of Notes a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders of Notes, or any defect in the notice will not impair or affect the validity of any amendment, supplement or waiver.

Section 7.3           Limitations. Notwithstanding Section 7.2, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)           reduce the principal of or extend the Stated Maturity of any Note;

(4)           waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)           reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described under Article III, whether through an amendment or waiver of Article III, related definitions or otherwise;

(6)           make any Note payable in money other than that stated in the Note;

(7)           impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(8)           make any change in the amendment or waiver provisions which require each Holder’s consent.

Section 7.4             Compliance with Trust Indenture Act. Every amendment to this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or the Notes shall be set forth in a supplemental indenture hereto that complies with the Trust Indenture Act as then in effect. The Trustee shall have no responsibility or liability for whether this Supplemental Indenture, the Base Indenture, the Notes, or any amendment to any of them complies with the Trust Indenture Act or the Company’s compliance with the Trust Indenture Act.

Section 7.5             Revocation and Effect of Consents. Until an amendment or waiver becomes effective, a consent to it by a Holder of Notes is a continuing consent by the Holder and every subsequent Holder of Notes or portion of such Notes that evidences the same debt as the consenting Holder’s Note or Notes, even if notation of the consent is not made on any such Note. However, any such Holder or subsequent Holder may revoke the consent as to his Notes or portion of such Notes if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective.

Any amendment or waiver once effective shall bind every Holder of Notes affected by such amendment or waiver unless it is of the type described in any of the clauses of Section 7.3. In that case, the amendment or waiver shall bind each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Securityholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Supplemental Indenture or the Base Indenture (as it relates to the Notes). If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders of Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders of Notes after such record date.

Section 7.6            Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment or waiver on the Notes. The Company in exchange for the Notes may issue and the Trustee shall authenticate upon Company Request new Notes that reflect the amendment or waiver.

Section 7.7             Trustee Protected. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article VII if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing any amendment, supplement or waiver the Trustee shall be entitled to receive security and indemnity reasonably satisfactory to it and to receive, and (subject to Sections 601 and 603 of the Base Indenture) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Supplemental Indenture, that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to customary exceptions, and is permitted pursuant to the Indenture.

Section 7.8            Effect of Supplemental Indenture. Upon the execution of any supplemental indenture under this Article VII, the Indenture (including this Supplemental Indenture) shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Article VIII

MISCELLANEOUS

Section 8.1            Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE (AS IT RELATES TO THE NOTES), THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 8.2            No Personal Liability of Directors, Officers, Employees and Stockholders. Solely with respect to the Notes, Section 115 of the Base Indenture shall be amended and restated in its entirety by inserting the following in lieu thereof:

No director, officer, employee, manager, member, partner, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, this Supplemental Indenture, the Base Indenture (as it relates to the Notes) or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 8.3            Successors. All agreements of the Company in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 8.4            Multiple Originals. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Supplemental Indenture. Any party delivering an executed counterpart of this Supplemental Indenture by facsimile or electronic transmission also shall deliver an original executed counterpart of this Supplemental Indenture, but failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Supplemental Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 8.5             Variable Provisions. The Company initially appoints the Trustee as Paying Agent and Security Registrar with respect to any Global Notes.

Section 8.6             Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.7             Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in the Indenture by the TIA, such required or deemed provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA, that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or shall be excluded, as the case may be.

Section 8.8             Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 8.9             No Adverse Interpretation of Other Agreements. The Indenture insofar as relating to the Notes may not be used to interpret any other indenture, loan or debt agreement (including the Indenture (including any other supplemental indenture thereto) insofar as relating to any series of Securities other than the Notes) of the Company or any Subsidiaries or of any other Person. Any such indenture, loan or debt agreement (including the Indenture (including any other supplemental indenture thereto) insofar as relating to any series of Securities other than the Notes) may not be used to interpret the Indenture insofar as relating to the Notes.

Section 8.10           Ratification and Incorporation of Base Indenture. As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby.

Section 8.11          Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Base Indenture (as it relates to the Notes) or in the Notes, express or implied, shall give to any Person, other than the parties to this Supplemental Indenture and their successors hereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Base Indenture (as it relates to the Notes).

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

COTERRA ENERGY INC., as Issuer

By:	/s/ Shannon E. Young III
Name:	Shannon E. Young III
Title:	Executive Vice President and Chief Financial Officer

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael McGuire
Name:	Michael McGuire
Title:	Vice President

[Signature page to the Second Supplemental Indenture]

Appendix A

PROVISIONS RELATING TO THE NOTES AND ADDITIONAL NOTES

Section 1.1             Definitions.

(a)           Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Definitive Note” means a certificated Note or Additional Note issued pursuant to the Indenture that does not include the Global Notes Legend.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear systems Clearance System or any successor securities clearing agency.

“Notes Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

(b)           Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1(b)
“Global Note”	2.1(a)
“Global Notes Legend”	2.2(d)

Section 2.1             Form and Dating.

(a)           The Notes issued on the date hereof shall be in the form of one or more permanent Global Securities (the “Global Notes”) in definitive, fully registered form. Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.2(b) of this Appendix A.

Appendix A-1

(b)           Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b) and Section 303 of the Base Indenture and pursuant to a Company Order signed by one authorized officer of the Company, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Notes Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Notes Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c)           Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2             Transfer and Exchange.

(a)           Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Security Registrar with a Company Request:

(i)            to register the transfer of such Definitive Notes; or

(ii)           to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Security Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

(b)           Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar, together with:

Appendix A-2

(i)            a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A to the Supplemental Indenture for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii)           written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Notes Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Company shall issue and the Trustee shall authenticate, upon Company Order in the form of an Officers’ Certificate, a new applicable Global Note in the appropriate principal amount.

(c)           Transfer and Exchange of Global Notes.

(i)            The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Security Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note, and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii)           If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Security Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Security Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

Appendix A-3

(iii)          Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d)           Legends. Each Global Note shall bear the following legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(e)            Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(f)            Obligations with Respect to Transfers and Exchanges of Notes.

(i)            To permit registrations of transfers and exchanges, the Company shall execute and upon Company Order, the Trustee shall authenticate, Definitive Notes and Global Notes at the Security Registrar’s request.

Appendix A-4

(ii)           No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 304, 906 or 1107 of the Base Indenture not involving any transfer).

(iii)          Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Security Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Security Registrar shall be affected by notice to the contrary.

(iv)          All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(g)            No Obligation of the Trustee.

(i)            The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes, or compliance with restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Security). All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may conclusively rely and shall be fully protected in conclusively relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-5

(iii)          Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

(iv)          The terms of this Section 2.2 shall control over any terms to the contrary in the Base Indenture.

Section 2.3             Definitive Notes.

(a)            A Global Note deposited with the Depositary or with the Trustee as Notes Custodian pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation, or (ii) an Event of Default has occurred and is continuing and the Security Registrar has received a request from the Depository. In addition, any Affiliate of the Company that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Company and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Company or Trustee.

(b)           Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct.

(c)           The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d)           In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

Appendix A-6

Exhibit A

[FORM OF FACE OF NOTE]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

Exhibit A-1

CUSIP [          ]
ISIN [          ]

5.60% Senior Notes due 2034

No. U-	[Up to] [$______________]

COTERRA ENERGY INC.

promises to pay to [CEDE & CO.] [_______________] or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of $_______ (_______ Dollars)] on March 15, 2034.

Interest Payment Dates: March 15 and September 15[, commencing September 15, 2024]

Record Dates: March 1 and September 1

Exhibit A-2

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated:

COTERRA ENERGY INC.

By:
	Name:	Shannon E. Young III
	Title:	Executive Vice President and Chief Financial Officer

Exhibit A-3

  CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated: March 13, 2024

Exhibit A-4

[Reverse Side of Note]

5.60% Senior Notes due 2034

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             INTEREST. Coterra Energy Inc., a Delaware corporation (the “Company”), promises to pay interest on the unpaid principal amount of this Note at 5.60% per annum. The Company shall pay interest semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day and no additional interest shall accrue as a result of such delay (each, an “Interest Payment Date”); provided that the first Interest Payment Date shall be September 15, 2024. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including [March 13, 2024] / [[__________] [__], 20[__]]. The Company shall pay interest on overdue principal or premium, if any (plus interest on overdue installments of interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.             METHOD OF PAYMENT. The Company shall pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on March 1 or September 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 307 of the Base Indenture with respect to defaulted interest. The Company shall pay principal of, premium, if any, and interest on the Notes in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments on the Notes shall be payable at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York. Payments in respect of Notes represented by a Global Note registered in the name of or held by the Depositary or its nominee (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Depositary or pursuant to Applicable Procedures of the Depositary. The Company shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof as such address shall appear on the in the Security Registrar’s books; provided, however, that payments on the Notes represented by Definitive Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of the Notes represented by Definitive Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept).

3.             PAYING AGENT AND SECURITY REGISTRAR. Initially, U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), the Trustee under the Indenture, shall act as Paying Agent and Security Registrar. The Company may change any Paying Agent or Security Registrar without notice to the Holders, or the Paying Agent or Security Registrar may resign. The Company or any of its Subsidiaries may act in any such capacity.

Exhibit A-5

4.             INDENTURE. The Company issued the Notes under an Indenture, dated as of October 7, 2021 (as supplemented by the Second Supplemental Indenture dated March 13, 2024 (the “Supplemental Indenture”) and as further amended or supplemented from time to time, the “Indenture”), between Coterra Energy Inc. and the Trustee. This Note is one of a duly authorized issue of Securities of the Company designated as its 5.60% Senior Notes due 2034. The Company shall be entitled to issue Additional Notes pursuant to Section 1.4 of the Supplemental Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.             REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption as further described in the Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6.             DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed or repurchased in part.

7.             PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8.             AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture or the Notes may be amended or supplemented as provided in the Indenture.

9.             DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 5.1 of the Supplemental Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10.           AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11.           GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Exhibit A-6

12.           CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

c/o Coterra Energy Inc.
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas 77024
Attention: Chief Financial Officer

Exhibit A-7

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-8

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee, Depositary or Notes Custodian

* This schedule should be included only if the Note is issued in global form.

Exhibit A-9